As filed with the Securities and Exchange Commission on March 31, 2014
Registration No. 333-194682

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

BEL FUSE INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-1463699
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

206 Van Vorst Street
Jersey City, New Jersey 07302
(201) 432-0463
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Daniel Bernstein
President and Chief Executive Officer
Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302
201-432-0463
(Name, address, including zip code, and telephone number
including area code, of agent for service)

Please send copies of all notices, orders and communications to:

Peter H. Ehrenberg, Esq.
Laura R. Kuntz, Esq.
Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Class B Common Stock, par value $.10 per share (5)(6)
Preferred Stock, no par value per share(5)
Warrants
Debt Securities(5)(7)
Depositary Shares(5)(8)
Units(9)
Total:			$115,000,000	$14,812	(10)

(1)
The amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The securities covered by this Registration Statement may be sold or otherwise distributed separately or together with any other securities covered by this Registration Statement.

(2)
Such indeterminate principal amount, liquidation amount or number of each identified class of securities may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by Bel Fuse Inc. pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $115,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency. Also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion or exchange of any debt securities, preferred stock or warrants that provide for conversion or exchange into other securities. No separate consideration will be received for such securities that are issued upon exchange or conversion of debt securities, preferred stock or warrants.

(3)	Estimated solely for purposes of calculating the registration fee under Rule 457(o) under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

(5)
Shares of preferred stock, depositary shares or Class B Common Stock may be issuable upon conversion of debt securities registered hereunder. No separate consideration will be received for such preferred stock, depositary shares or Class B Common Stock.

(6)	Shares of Class B Common Stock may be issuable upon conversion of shares of preferred stock registered hereunder. No separate consideration will be received for such shares of Class B Common Stock.

(7)	If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an initial aggregate offering price up to the proposed maximum aggregate offering price.

(8)
In the event that Bel Fuse Inc. elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under any such agreement.

(9)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may or may not be separable from one another.

(10)	The filing fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on the 31st day of March, 2014.

BEL FUSE INC.

By:/s/ Daniel Bernstein
 Daniel Bernstein
President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registrant’s registration statement has been signed by the following persons in the capacities indicated on the 31st day of March, 2014.

/s/ Daniel Bernstein Daniel Bernstein President, Chief Executive Officer and Director		/s/ John S. Johnson* John S. Johnson Director
/s/ Colin Dunn* Colin Dunn Vice President of Finance, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)		/s/ Mark B. Segall* Mark B. Segall Director
/s/ Howard B. Bernstein* Howard B. Bernstein Director		/s/ Robert H. Simandl* Robert H. Simandl Director
/s/ Avi Eden* Avi Eden Director		/s/ John F. Tweedy* John F. Tweedy Director
/s/ Peter Gilbert* Peter Gilbert Director		/s/ Norman Yeung* Norman Yeung Director
*By:	/s/ Daniel Bernstein
Daniel Bernstein
Attorney-in-fact